Exhibit 99

TRILINK ENERGY, INC.

AUDIT COMMITTEE CHARTER

1. Profile of the Audit Committee Members

1.1 All members of the Audit Committee of the Board of Directors shall be “independent” in accordance with the requirements of the Securities and Exchange Commission (“SEC”) and FINRA, including Section 10A(m) of the Securities Exchange Act of 1934, as amended, and Rule 10A-3 thereunder, and Nasdaq Marketplace Rule 4350(d)) rules and free from any relationship to the Company that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out their responsibilities.

1.2 Each member shall have a working familiarity with basic finance and accounting practices and at least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. At least one member of the Audit Committee shall be, in the opinion of the Board of Directors, taking into account applicable SEC and Nasdaq corporate governance rules, a “financial expert,” who will be disclosed as such.

2. Tasks and Powers of the Audit Committee

2.1 The Audit Committee is established by and among the Board of Directors for the primary purpose of assisting the Board of Directors in:

●	overseeing the integrity of the Company’s financial statements and related disclosures;

●	overseeing the External Auditor’s qualifications, independence, compensation and performance; and

●	overseeing the integrity of the Company’s system of disclosure controls and procedures and the system of internal controls regarding finance and accounting.

The Audit Committee shall report its findings to the Board of Directors.

2.2 Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices. The Audit Committee should also provide an open avenue of communication with the External Auditor, senior finance management and control and senior management of the Company.

2.3 The Audit Committee has the authority, after having informed the Chairman of the Board of Directors and the Chief Executive Officer, to obtain advice and assistance from outside legal, accounting, or other advisors at the expense of the Company as deemed appropriate to perform its duties and responsibilities. Such experts will be held to absolute secrecy on the topics upon which they advise.

2.4 The Audit Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Paragraph 4. The Audit Committee will report regularly to the Board of Directors regarding the execution of its duties and responsibilities.

3. Composition, Meetings and Working Procedures of the Audit Committee

3.1 The Audit Committee shall consist of at least two members, each of whom shall be “independent” within the meaning of Paragraph 1.1 above, to be appointed by and from among the members of the Board of Directors. The Chairman and each member of the Audit Committee shall be appointed by the Board of Directors. To the extent possible, at least one member of the Audit Committee shall be a “financial expert” within the meaning of Paragraph 1.2 above.

3.2 Members shall be appointed to serve on the Audit Committee for the remainder of their term as member of the Board of Directors, or such shorter period as the Board of Directors shall determine.

3.3 The Chief Financial Officer will circulate agendas and papers required to the members of the Audit Committee, as directed by the Chairman of the Audit Committee.

3.4 The agenda of the meeting will be made in consultation with the Chairman of the Audit Committee. Minutes of the meetings of the Audit Committee will be made as directed by the Chairman (or other presiding member ).

3.5 The Audit Committee shall meet periodically throughout the year according to an annual schedule which at least includes a meeting before the publication of the annual and quarterly results. Other meetings may be called by the Chairman of the Audit Committee or senior management as necessary. The External Auditor may request a meeting of the Audit Committee to be held without representatives of senior management being present.

3.6 Each regularly scheduled meeting may conclude with an executive session of the Committee absent members of senior management and on such terms and conditions as the Committee may elect.

3.7 The Company’s External Auditor will, unless decided otherwise, attend the meetings of the Audit Committee. The Company’s Chief Executive Officer and Chief Financial Officer will attend the meetings of the Audit Committee unless the Audit Committee on an ad hoc basis decides otherwise.

3.8 The Audit Committee is authorized by the Board of Directors, pursuant to the Bylaws of the Company, to exercise all powers of the Board of Directors and may inspect all relevant corporate records, interview all officers and employees of the Company in so far as necessary to fulfill its assignment.

4. Responsibilities and Duties of the Audit Committee. To fulfill its responsibilities and duties the Audit Committee shall undertake the following activities:

Financial Statements and Related Disclosure

4.1 Review and discuss with the senior management the Company’s annual financial statements and quarterly financial statements and the “Report of the Chairman” to be inserted in the Company’s annual report, and all internal control reports (or summaries thereof). Review other relevant reports or financial information submitted by the Company to any governmental body, or the public, and relevant reports rendered by the External Auditor (or summaries thereof). The Audit Committee shall report its findings to the Board of Directors before these documents are signed by or on behalf of the Board of Directors or issued or filed by the Company. In performing these reviews the Audit Committee shall devote special attention to and hold timely discussions with senior management and the External Auditor concerning:

4.1.1       all critical accounting policies, estimates and practices;

4.1.2       any material changes in accounting policies, estimates, practices and presentation of the Company’s financial statements;

4.1.3       any adjustment resulting from the audit and any difficulties encountered during the audits;

4.1.4       compliance with statutory and legal requirements and regulations in particular in the financial domain;

4.1.5       fraud and defalcation;

4.1.6       significant financial exposures in the area of treasury (such as currency risks, interest rate risks and derivatives)

4.1.7       major judgmental areas relating to the preparation of the financial statements;

4.1.8       complex or unusual transactions;

4.1.9       significant deviations between actual performance and planned performance;

4.1.10     the overall quality of the earnings;

4.1.11     development of relevant financial ratios;

4.1.12     changes in the Company’s ratings;

4.1.13     developments in the Company’s corporate governance; and

4.1.14      material written communications between the External Auditor and management.

4.2 The Audit Committee shall review other information to be provided in the annual and quarterly reports, including the Company’s disclosures under “Management’s Discussion and Analysis of the Financial Condition and Results of Operation,” before release and hold discussions with senior management and the External Auditor concerning the accuracy and completeness of the information.

Disclosure Controls and Procedures

4.3 In consultation with the External Auditor, review the integrity of the organization’s disclosure controls and procedures (both internal and external).

4.4 Review and approve all related party transactions as required by the SEC and Nasdaq regulations.

4.5 Establish and maintain procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting, or auditing matters.

4.6 Establish and maintain procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

External Auditor

4.7 Review the independence and oversee the performance of the External Auditor, and approve the fees and any other compensation to be paid to them. The External Auditor shall report to the Audit Committee and shall be ultimately accountable to the Audit Committee. The Board of Directors, having obtained the advice of the Audit Committee, shall make the nomination on behalf of the Company to the annual meeting of shareholders for appointment of the External Auditor.

4.8 At least annually, the Audit Committee shall obtain from the External Auditor a formal written statement delineating all relationships between the External Auditor and the Company, consistent with applicable standards. The Audit Committee shall discuss with the External Auditor and evaluate relationships and services that in the view of the Committee may affect auditor objectivity or independence. If the Committee is not satisfied with the External Auditor’s assurances of independence, the Committee shall take or recommend to the Board of Directors appropriate action to ensure the independence of the External Auditor.

4.9 Advise the Board of Directors every year on the appointment, or reappointment, of the External Auditor and review the performance of the External Auditor.

4.10 Oversee the resolution of disagreements between senior management and the External Auditor if they arise.

4.11 Review the External Auditor’s attestation and report on senior management’s internal control report.

4.12 Review and pre-approve all audit, review and attest engagements and all permissible non-audit services to be provided by the External Auditor other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002. Discuss general audit approach, scope, staffing, reliance upon the senior management and anticipated fees. Approval of non-audit services shall be disclosed to investors in the Company’s Annual Report on Form 10-KSB. The Audit Committee may adopt policies and procedures for the pre-approval of audit and permitted non-audit services, in accordance with applicable law.

Internal Control Procedures Regarding Finance and Accounting

4.13 Review activities, organizational structure, and controls in place to ensure that accounting books, records and accounts accurately and reasonably reflect, in reasonable detail, the Company’s financial condition and results of operations.

Other Responsibilities

4.14 Review with the External Auditor and senior management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Audit Committee.

4.15 Perform any other activities consistent with this Charter, the Company’s Paragraphs of Incorporation and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

4.16 Review this Charter periodically, at least annually, and recommend to the Board of Directors any necessary amendments as conditions dictate.

4.17 Annually report to the Board of Directors on the Committee’s activities. Provide the Board of Directors with such additional reports as are appropriate.

5. Limitation of Audit Committee’s Role

The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The External Auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements for inclusion in the Company’s annual report on Form 10-KSB, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-QSB, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and, except for the financial expert on the Committee, are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing, including in respect of auditor independence. It is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors), and (iii) representations made by management as to any information technology, internal audit and other non-audit services provided by the External Auditors to the Company.

Accordingly, while the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the External Auditor.

This Charter was adopted by the Board of Directors by unanimous written consent as of August 6, 2009.